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                                                                     EXHIBIT 4.4


                              AMENDMENT NUMBER TWO
                                     TO THE
                                  BESTWAY, INC.
                           INCENTIVE STOCK OPTION PLAN


         Bestway, Inc. (the "Company"), having previously adopted the Bestway, Inc. Incentive Stock Option Plan (the "Plan"), and in accord with the powers granted to the board of directors of the Company (the "Board") pursuant to Paragraph 12 of the Plan, does hereby amend the Plan, effective as of November 26, 2002, as follows:

         1. The first sentence of Paragraph 5 of the Plan is hereby amended and restated to read as follows:

                  "The aggregate number of shares of the Company's Common Stock that may be issued upon the exercise of Options shall not exceed 385,000 shares, subject to adjustment under the provisions of Paragraph 8."

         2. Paragraph 17, "Loans To Assist In Exercise Of Options," is hereby deleted in its entirety and new Paragraph 17 is hereby added and shall read as follows:

                  "17. COMPLIANCE WITH SARBANES-OXLEY ACT. Any Participant in the Plan who is covered by the Sarbanes-Oxley Act of 2002 (the "Act") shall be permitted to finance the exercise of any Option (or portion thereof) granted under the Plan with a loan or extension of credit from the Company or any Parent or Subsidiary, or through the use of a cashless exercise (deducting from the number of shares issuable to the Participant the number of whole shares having a Fair Market Value equal to the purchase price of the shares purchased upon exercise of the Option); provided, however, that a loan or extension of credit or cashless exercise shall be permitted only if it does not violate any term of the Act or other applicable statutes or regulations."


Adopted by the Board on October 14, 2002.